UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 28, 2011

CROCS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-51754	20-2164234
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of Incorporation)

6328 Monarch Park Place Niwot, Colorado	80503
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 28, 2011, Jeff Lasher, the current Corporate Controller, Chief Accounting Officer and interim Principal Financial Officer of Crocs, Inc. (the “Company”), was appointed as the Chief Financial Officer of the Company.

Mr. Lasher, age 46, has served as the Company’s Corporate Controller since June 2009.  Prior to joining the Company, Mr. Lasher was a Senior Consultant for Connelly Consulting, a privately-held financial services company, from October 2008 to June 2009.  From December 2005 to September 2008, he was the Vice President - Corporate Controller for Corporate Express Inc., a publicly-held business supplies and equipment company.  Mr. Lasher was also the Vice President — Finance of AutoNation, Inc., a publicly-held automotive retail company, from December 2000 to December 2005.  Mr. Lasher earned a BS from the University of Alabama and an MBA from the Pennsylvania State University.

Mr. Lasher will receive an annual base pay of $325,000 and be eligible for a target bonus of 60% of such base pay under the Company’s 2008 Cash Incentive Plan. Effective April 29, 2011, the Company’s Compensation Committee granted Mr. Lasher options to purchase 30,000 shares of Company common stock with an exercise price equal to the closing price of the common stock on the NASDAQ Global Select Market on April 29, 2011. Twenty-five percent of the options will vest on the first anniversary of the grant date and the remaining options will vest in 36 equal monthly installments after the first anniversary of the grant date upon Mr. Lasher’s completion of each additional month of continuous employment with the Company. The Company’s Compensation Committee also granted Mr. Lasher 30,000 restricted shares of Company common stock. The restricted shares vests ratably on each of the first three anniversaries of the grant date subject to Mr. Lasher’s continuous employment with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: April 28, 2011	By:	/s/ Daniel P. Hart
Daniel P. Hart,
Executive Vice President, Chief Legal &
Administrative Officer